Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports First Quarter 2017 Results

— Bendeka® market share grew to 95% —

— Bendeka reached $500 million in cumulative sales in Q1 2017, triggering $25 million milestone —

— Revenue grew 160% year-over-year to $76.8 million —

— Q1 2017 EPS grew to $1.50 per basic and $1.42 per diluted share —

WOODCLIFF LAKE, N.J.— May 8, 2017—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three months ended March 31, 2017. Highlights of and subsequent to the first quarter of 2017 include:

Business Highlights:

•                 Bendeka total market share rose to 95%, as of March 31, 2017;

•                 Received a $25 million sales milestone payment from Teva related to cumulative Bendeka sales reaching $500 million;

•                 Eight new patents allowed by the U.S. Patent and Trademark Office for Eagle’s Bendeka portfolio bringing the total to 14 issued or allowed, with 13 listed in the Orange Book;

•                 Ryanodex® sales increased to $4.4 million during the first quarter;

•                 Granted Priority Review by the U.S. Food and Drug Administration (FDA) for the Company’s NDA for Ryanodex for Exertional Heat Stroke (EHS) with a PDUFA target date of July 23, 2017;

•                 Appointed Richard A. Edlin to the Company’s Board of Directors, and as a member of the Board’s Nominating and Corporate Governance Committee;

•                 NDA for Pemetrexed Injection for non-small cell lung cancer and mesothelioma accepted for filing; PDUFA target date of October 30, 2017; and,

•                 By the end of the quarter, Eagle had purchased $51 million in Eagle common stock as part of its $75 million Share Repurchase Program. Since commencing this program approved by the Board in August 2016, Eagle has purchased 756,000 shares.

Financial Highlights:

First Quarter

•                  Total revenue for the first quarter of 2017 grew 160% to $76.8 million compared to $29.6 million in the first quarter of 2016;

•                  Product sales increased to $15.3 million compared to $14.1 million in Q1 2016;

•                  Royalty revenue increased to $36.5 million compared to $9.5 million in Q1 2016;

•                  License and other revenue increased to $25.0 million compared to $6.0 million in Q1 2016;

•                 Sales of Ryanodex grew 132% to $4.4 million during the first quarter of 2017 compared to $1.9 million in Q1 2016;

•                  Q1 2017 income before income tax provision was $32.7 million;

•                  Q1 2017 net income was $22.9 million, or $1.50 per basic and $1.42 per diluted share, compared to a net loss of $0.9 million, or $0.06 per basic and $0.06 per diluted share in Q1 2016; and,

•                  Cash and cash equivalents were $27.7 million and accounts receivable were $84.7 million as of March 31, 2017.

“This was another strong quarter for Eagle, driven by Bendeka and Ryanodex, with sequential and year-over-year growth in revenue and profitability.  We are executing our strategy and remain confident that it will be another transformative year for Eagle with ongoing progress,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“With Priority Review granted by the FDA for our Ryanodex NDA for Exertional Heat Stroke and a PDUFA date of July 23, 2017, we are preparing for launch and are scaling our commercial organization accordingly.  With multiple opportunities in place including our Pemetrexed PDUFA date in October, continued progress on fulvestrant and a potential third indication for Ryanodex for Ecstasy and methamphetamine intoxication, we expect the momentum to continue. We are also investing in our product pipeline, with up to four clinical trials anticipated this year and look forward to reporting on our progress,” added Tarriff.

First Quarter 2017 Financial Results

Total revenue for the three months ended March 31, 2017 was $76.8 million, as compared to $29.6 million for the three months ended March 31, 2016.  A summary of total revenue is outlined below:

	Three Months Ended March 31,
	2017	2016

Revenue:
Product sales	$15,286	$14,122
Royalty revenue	36,507	9,469
License and other revenue	25,000	6,000
Total revenue	76,793	29,591

Product sales increased to $15.3 million on net product sales in Bendeka, Ryanodex, docetaxel injection non-alcohol formulation, and Argatroban. Royalty revenue increased to $36.5 million, as a result of the increased sales of Bendeka. License and other revenue increased to $25.0 million due to the milestone payment from Teva triggered by cumulative sales of Bendeka of $500 million.

Research and development expenses increased to $7.5 million in the three months ended March 31, 2017, compared to $5.5 million in the prior year quarter. The increase was largely due to continued spending on our R&D pipeline.

SG&A expenses increased to $18.6 million in the first quarter of 2017 compared to $12.1 million in the three months ended March 31, 2016. Sales and marketing pre-launch related expenses accounted for the bulk of the increase as the Company prepares for the commercial launch of Ryanodex for EHS, if approved.

An income tax provision of $9.7 million was recorded during the first quarter.

Net income for the first quarter of 2017 was $22.9 million, or $1.50 per basic share and $1.42 per diluted share, compared to net loss of $896,000, or $0.06 per basic and $0.06 per diluted share in the three months ended March 31, 2016, due to the factors discussed above.

Liquidity

As of March 31, 2017, the Company had $27.7 million in cash and cash equivalents and $84.7 million in net accounts receivable, $71 million of which was due from Teva. This represents an increase of $17.4 million in cash and cash equivalents and net accounts receivable compared to December 31, 2016. The Company had no outstanding debt.

Conference Call

As previously announced, Eagle management will host its first quarter 2017 conference call as follows:

Date	Monday, May 8, 2017

Time	8:30 A.M. EDT

Toll free (U.S.)	888-632-3384

International	785-424-1675

Webcast (live and replay)	www.eagleus.com, under the “Investor Relations” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-839-2475 (US) or 402-220-7220 (International) and entering conference call ID EGRXQ117. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “may,” “remain,” “potential,” “prepare,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s ability to continue to execute on its strategy; the Company’s  timing and ability to repurchase additional shares of the Company’s common stock, if any,  under its share repurchase program; future sales of Bendeka, Ryanodex and the Company’s other commercialized products; the timing of the FDA’s approval, if at all, of the label expansions of Ryanodex to treat EHS patients and for the treatment of ecstasy and methamphetamine intoxication and our NDA for Pemetrexed;  the timing of Ryanodex for EHS entering the market; the Company’s plans to scale up its commercial operations; the potential for the Company’s product pipeline to drive value; the results of the Company’s efforts with fulvestrant; the Company’s ability to initiate and successfully complete clinical trials; the advancement of the Company’s product candidates through the development process. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities or other market factors;  whether the FDA will ultimately approve Ryanodex for the treatment of EHS and Ecstasy and methamphetamine intoxication; whether the FDA will approve the Company’s NDA for Pemetrexed; whether the Company can continue to make progress with the development of fulvestrant; fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources all of which may affect the Company’s share repurchase program; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products, successful compliance with FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December  31, 2016, as filed with the U.S. Securities and Exchange Commission (SEC) on March 15, 2017 and its other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,710	$52,820
Accounts receivable	84,742	42,194
Inventories	3,015	2,739
Prepaid expenses and other current assets	8,105	11,357
Total current assets	123,572	109,110
Property and equipment, net	3,796	3,316
Intangible assets, net	32,660	33,372
Goodwill	39,743	39,743
Deferred tax asset, net	24,431	28,643
Other assets	618	136
Total assets	$224,820	$214,320
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,027	$14,716
Accrued expenses	15,399	25,237
Current portion of contingent consideration	1,012	1,012
Total current liabilities	35,438	40,965
Contingent consideration, less current portion	22,555	22,129
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,007,789 and 15,890,862 issued as of March 31, 2017 and December 31, 2016, respectively	16	16
Additional paid in capital	220,202	213,872
Accumulated deficit	(2,735)	(25,659)
Treasury stock, at cost, 755,983 and 566,838 shares as of March 31, 2017 and December 31, 2016	(50,656)	(37,003)
Total stockholders’ equity	166,827	151,226
Total liabilities and stockholders’ equity	$224,820	$214,320

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016

Revenue:
Product sales	$15,286	$14,122
Royalty revenue	36,507	9,469
License and other revenue	25,000	6,000
Total revenue	76,793	29,591
Operating expenses:
Cost of product sales	10,765	12,767
Cost of royalty revenue	7,229	1,822
Research and development	7,525	5,521
Selling, general and administrative	18,578	12,128
Gain on sale of asset	—	(1,750)
Total operating expenses	44,097	30,488
Income (Loss) from operations	32,696	(897)
Interest income	3	21
Interest expense	(27)	(1)
Total other income	(24)	20
Income (Loss) before income tax provision	32,672	(877)
Income tax provision	(9,748)	(19)
Net Income (Loss)	$22,924	$(896)
Earnings per share attributable to common stockholders:
Basic	$1.50	$(0.06)
Diluted	$1.42	$(0.06)
Weighted average number of common shares outstanding:
Basic	15,257,892	15,636,387
Diluted	16,165,361	15,636,387